EXHIBIT 10.14

FINAL

AGREEMENT OF SETTLEMENT AND MUTUAL RELEASE

                1.             PARTIES. The parties to this Agreement of Settlement and Mutual Release (the “Agreement”) are American Technology Corporation, a Delaware Corporation (“ATC” or the “Company”) on the one hand, and eSoundIdeas, Inc, a California corporation (“eSound”), SoundIdeas, a general partnership (“SoundIdeas”), Greg O. Endsley, an individual (“Endsley”) and Douglas J. Paschall, an individual (“Paschall”), on the other hand. eSound, SoundIdeas, Endsley and Paschall are referred to collectively as the “ESI Parties.” Gordon & Holmes LLP (“Gordon & Holmes”) is a party for the limited purposes set forth in Sections 3.2, 3.5, 4 and its sub-parts, and 7.

                2.             RECITALS. This Agreement is made with reference to the following facts:

                                2.1           On September 28, 2000, SoundIdeas entered into that certain License, Purchase and Marketing Agreement (the “Original License Agreement”), pursuant to which ATC granted to SoundIdeas certain rights to use and sell certain of ATC’s products and trademarks in exchange for certain license fees and other commitments. The Original License Agreement was purportedly amended on June 20, 2002 pursuant to a First Amendment to License, Purchase and Marketing Agreement (the “First Amendment”) to extend the term thereof and amend certain other provisions. ATC has denied the validity of the First Amendment. The Original License Agreement, to the extent the same was amended by the First Amendment, is referred to herein as the “License Agreement.”

                                2.2           On or about April 25, 2001, ATC granted to each of Endsley and Paschall a Nonstatutory Stock Option under ATC’s 1997 Stock Option Plan to purchase 10,000 shares of common stock at an exercise price of $4.50 per share (collectively, the “Stock Options”). On or about December 11, 2002, ATC sent notices to Endsley and Paschall that the exercise period of the Stock Options terminated on or about October 5, 2002, as a result of the termination of Endsley’s and Paschall’s consulting services to the Company on or about July 5, 2002. Endsley and Paschall have disputed the termination of the exercise periods of the Stock Options.

                                2.3           On or about May 23, 2003, ATC sent a notice of termination under License Agreement to eSound, which purported to be the successor to SoundIdeas under the License Agreement. ATC believes such notice was effective immediately, subject to a 60-day right of reinstatement, which expired. The ESI Parties have disputed the validity of such termination.

                                2.4           On or about September 17, 2003, ATC filed a civil lawsuit in the Superior Court of the State of California for the County of San Diego entitled, after subsequent amendment, American Technology Corporation v. SOUNDideas, Greg O. Endsley, Douglas J. Paschall, eSOUNDideas, Inc. and Does 1 through 20, Case No. GIC 818015 (the “Original Action”). On or about November 19, 2003, ATC filed separate civil lawsuits against Endsley and Paschall in the same court entitled, respectively, American Technology Corporation v. Greg O. Endsley, Case No. GIC 821375, and American Technology Corporation v. Douglas J. Paschall, Case No. GIC 821376 (together, the “Stock Option Actions”). Endsley, Paschall and eSound subsequently filed a cross-action against ATC in the Original Action on or about December 5, 2003. The Original Action and the Stock Option Actions (collectively the “Lawsuits”) were thereafter consolidated by the court, with the Original Action designated as the lead case.

                                2.5           It is the intention of the parties hereto to settle and dispose of, fully and completely, any and all claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever, existing prior to the effective date hereof, whether known or unknown, asserted in, arising out of, connected with or incidental to the relationship and business dealings between ATC and the ESI Parties, the License Agreement, the Stock Options and the Lawsuits.

                3.             TERMS.

                                3.1           ATC agrees that within seven (7) days following the date of last signature on this Agreement (the “Effective Date”), ATC will pay the aggregate of One Hundred Fifty Thousand Dollars ($150,000) to the Gordon & Holmes Client Trust Account for the benefit of eSound. Payment shall be made by ATC corporate check sent to Gordon & Holmes in accordance with Section 11.3. For tax and other reporting purposes, ATC shall treat such payment as having been made to eSound.

                                3.2           ATC further agrees that within seven (7) days following the Effective Date, ATC will cause its transfer agent to issue the aggregate of Seventeen Thousand Five Hundred (17,500) shares (the “Shares”) of ATC common stock, $0.00001 par value (“Common Stock”), to be divided as follows: 8,750 shares to Endsley and 8,750 shares to Paschall; provided that each of Endsley and Paschall hereby instructs ATC to cause 3,500 shares of his shares (for a total of 7,000 shares) to be issued in the name of Gordon & Holmes as compensation for legal fees incurred by the ESI Parties in the defense and prosecution of the claims described in Section 2.4. The share certificates to be issued by ATC shall therefore be in the following denominations:

Endsley	5,250 shares

Paschall	5,250 shares

Gordon & Holmes	7,000 shares

                                ATC’s transfer agent shall be directed to deliver such share certificates by certified mail to Gordon & Holmes as promptly as practicable after issuance, but transfer agent records evidencing such issuances shall be deemed to satisfy the delivery requirement in this Section 3.2. All such shares shall be “restricted securities” as that term is defined in Rule 144(a)(3) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and shall bear an appropriate restrictive legend.

                                3.3           ATC further agrees that within seven (7) days following the Effective Date, ATC will deliver to Gordon & Holmes for the benefit of eSound two (2) HSS Generation III emitters, model number T220 (the “Emitters”). eSound will have two (2) business days after receipt to confirm that the Emitters are in good working order. If either Emitter is not in good working order, eSound shall notify ATC in writing and provide the non-confirming Emitter with such correspondence. ATC shall replace such non-conforming Emitter with a new Emitter within seven (7) days of receipt, subject to the same two (2) business day acceptance period in favor of eSound. Emitters not rejected within such two (2) business day period shall be deemed accepted. EXCEPT AS SET FORTH ABOVE, THE EMITTERS ARE BEING DELIVERED ON AN “AS IS, WHERE IS” BASIS, WITHOUT ANY REPRESENTATIONS OR WARRANTIES AS TO CONDITION, OPERATION OR SUFFICIENCY WHATSOEVER. EXCEPT AS SET FORTH ABOVE, ATC HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE EMITTERS, INCLUDING ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                3.4           ATC further agrees that Endsley and Paschall shall be entitled to receive a commission based on future sales of HSS Products (as defined below) in certain Product Categories (as defined in Exhibit B), for the period beginning April 1, 2005 and ending September 28, 2007, equal to an aggregate of 1% of Net Sales Value (defined below), divided equally between Endsley and Paschall (i.e., 0.5% to Endsley and 0.5% to Paschall), subject to a maximum of Five Hundred Thousand Dollars ($500,000) in the aggregate (i.e., $250,000 to Endsley and $250,000 to Paschall), all as more particularly described in this Section 3.4, including its sub-parts. The term “HSS Products” shall mean products (including but not limited to Parametric Speakers (defined below), and products incorporating power modulation devices and related systems, devices, methods and processes to cause the generation of desired acoustic frequencies by means of propagation from ultrasonic frequencies), which products, if produced without an appropriate license or assignment of patent, would infringe the protectable rights in the patents and patent applications (to the extent patents were or will be granted upon such applications) set forth on Exhibit A to the Original License Agreement (the “Patent Rights”). “Parametric Speakers” are speakers or devices that indirectly generate audible frequency tones from ultrasonic tones. Notwithstanding anything to the contrary set forth above, the term “HSS Products” shall not include any product or device based on ATC’s Long Range Acoustic Device (LRAD) platform and designed for long range hailing and warning, whether or not such product contains methods, features, designs or inventions that would infringe the Patent Rights in the absence of an appropriate license or assignment of patent.

                                                3.4.1       ATC shall pay to Endsley and Paschall a commission (the “Commission”) equal to an aggregate of One Percent (1%) of Net Sales Value (as defined below), divided equally between Endsley and Paschall (i.e., 0.5% to Endsley and 0.5% to Paschall), for HSS Products sold by the Company after April 1, 2005, for use in the Product Categories (as defined in Exhibit B). For purposes of this Agreement, the term Net Sales Value shall mean the invoice price or contract price charged by the Company in connection with the sale of an HSS Product for use in the Product Categories; provided that the invoice price shall be reduced by (i) any allowances actually made and taken for returns; (ii) cash discounts, rebates and promotional allowances actually allowed; (iii) sales, use, value-added and similar taxes and duties and similar governmental assessments to the extent included in the invoice or contract price; and (iv) transportation costs, including packing, shipping, customs and insurance charges to the extend included in the invoice or contract price. Net Sales Value shall not include revenues from: (a) extended warranties not included in the standard invoice price for a product; (b) installation, warranty service, maintenance or repair; (c) royalties or license fees (except such licenses that are incidental to the sale of HSS Products); or (d) consulting services. ATC’s internal use or consumption of an HSS Product for purposes of research, development, testing, promotion or demonstration shall not be deemed a sale. If one HSS Product is exchanged for another HSS Product, the exchange shall be considered a sale of the newly provided product but the invoice or contract price for the newly provided product shall be the monetary differential paid by the customer. The ESI Parties acknowledge that certain sales may at the Company’s discretion be made through one or more third-party distributors, and in such case, Net Sales Value shall be determined based upon the invoice price the Company charges to its distributor, reduced pursuant to clauses (i) through (iv) above. For HSS Products sold in combination with one or more other products for a single invoice or contract price, Net Sales Value shall be calculated by multiplying Net Sales Value of the combination product by the fraction A/(A+B) where A is the sales price of the HSS Product in the combination when sold separately and B is the total sales price of all other products in the combination when sold separately. If the HSS Product or the other products included in the combination are not sold separately, ATC shall allocate the total invoice or contract price among the components in good faith, which allocation shall be binding on the parties absent a showing of bad faith. For purposes of this Section 3.4.1, a sale of an HSS Product shall be deemed made when the revenue from such sale is recognized by ATC in accordance with generally accepted accounting principles.

                                                3.4.2       ATC shall retain all records pertaining to Net Sales Value (i.e., sales and accounting records for transactions) supporting calculation of Commission payments until a date not earlier than September 28, 2008. Endsley and Paschall, through an independent public accounting firm, shall have the right to jointly audit such records. The costs of such audit will be paid entirely by Endsley and Paschall, unless the audit shows an underpayment of more than the greater of (i) ten percent (10%) of the total Commission due to Endsley and Paschall, combined, for the entire period covered by the audit (which period shall commence no earlier than the completion date of the last audit), or (ii) $2,500 (a “Qualifying Underpayment”). In case of a Qualifying Underpayment, ATC shall pay the reasonable cost of the audit at the same time it pays the Commissions due. Such audit shall be commenced by written notice given by both Endsley and Paschall. Endsley and Paschall shall not be entitled to more than one (1) joint audit per twelve-month period unless a prior audit shall have disclosed a Qualifying Underpayment, in which case, Endsley and Paschall shall thereafter be entitled to two (2) joint audits during any twelve-month period (including the prior audit showing the Qualifying Underpayment). ATC may require Endsley, Paschall and such independent public accountants first to sign a confidentiality and/or a non-disclosure agreement reasonably satisfactory to the Company in which they agree not to use or disclose any confidential information of ATC, including customer identities. The independent public accountants shall provide a written report following each such audit, and shall provide a copy of such report to ATC. Such report shall not be deemed conclusive as to the amount of Commissions due. Disputes concerning the amount of Commissions due shall be handled in the manner set forth in Section 3.4.9 below.

                                                3.4.3       Notwithstanding any other provision in this Section 3.4, no Commission shall accrue or be payable by ATC with respect to sales deemed made after September 28, 2007 (determined in accordance with the last sentence of Section 3.4.1).

                                                3.4.4       Notwithstanding any provision in this Section 3.4 to the contrary, the maximum Commissions that shall be payable to Endsley and Paschall will be Five Hundred Thousand Dollars ($500,000) in the aggregate (i.e., $250,000 to Endsley and $250,000 to Paschall). Nothing in this Section 3.4 or elsewhere in this Agreement shall be construed to grant to any of the ESI Parties any rights to Commissions in excess of $500,000 in the aggregate.

                                                3.4.5       Commissions payable to Endsley and Paschall under Section 3.4.1 shall be paid on a quarterly basis. Commissions due for sales made during each calendar quarter shall be payable in cash and shall be paid by ATC corporate check made out to the Gordon & Holmes Client Trust Account and delivered to Gordon & Holmes (in accordance with Section 11.3) within forty (40) days following the end of calendar quarter.

                                                3.4.6       The obligations in this Section 3.4 shall be binding upon ATC and each person or entity who takes by assignment, license or other means ATC’s rights to manufacture and sell HSS Products within the Product Categories. For the avoidance of doubt, the obligations in this Section 3.4 are not binding on persons or entities who distribute HSS Products within the Product Categories, where such products are manufactured by or for ATC, whether or not such distributors have exclusive distribution rights and whether or not such distributors provide specifications for the products so manufactured. Sales to such distributors will be deemed sales by ATC as provided in Section 3.4.1.

                                                3.4.7       ATC shall have the right but not the obligation to buy out its obligations pursuant to this Section 3.4 at any time by paying to Endsley and Paschall an aggregate amount in cash equal to Five Hundred Thousand ($500,000) minus all Commissions previously paid pursuant to this Section 3.4, to be divided equally between Endsley and Paschall. Such payment shall be made by ATC corporate check made out to the Gordon & Holmes Client Trust Account and sent to Gordon & Holmes in accordance with Section 11.3. Upon such a buy-out, all of ATC’s obligations and all of Endsley’s and Paschall’s rights under Section 3.4, including its sub-parts (including without limitation the audit rights set forth in Section 3.4.2) shall immediately terminate. ATC’s election to buy-out the Commission obligation will not impact the mutual general releases contained in this Agreement, or give any party hereto the right to reinitiate litigation for the claims so released.

                                                3.4.8       The ESI Parties shall not sell, market or promote HSS Products in the Product Categories, or contact customers or potential customers of ATC with the intent to influence the purchasing decisions of such customers or potential customers.

                                                3.4.9       In the event ATC on the one hand, or Endsley and Paschall on the other hand, believe that there has been an error made in the determination of Commissions, it shall provide written notice to the other(s) specifying the specific factual basis for its position, including detail of the transactions or other issues giving rise to its belief. Endsley and Paschall may give such notice only after completion of an audit pursuant to Section 3.4.2, must include in any such written notice a copy of the report of the independent public accountants, and must give such notice jointly. In the event the parties agree that there has been an overpayment of Commissions by ATC, ATC may at its election (i) offset future Commission payments by the amount of the overpayment or (ii) collect the amount of the overpayment from Endsley and Paschall, who shall be jointly and severally liable therefor, in which case payment shall be made to ATC by check within ten (10) business days of the determination of such overpayment. In the event the parties agree that there has been an underpayment of Commissions by ATC, ATC shall pay the amount of such underpayment (plus the reasonable audit fee upon a Qualifying Underpayment, if applicable) to Endsley and Paschall within ten (10) business days following the determination of such underpayment, in the manner provided by Section 3.4.5 above. In the event that ATC and Endsley and Paschall are not able to resolve through negotiation any dispute concerning the determination or payment of Commissions, the dispute shall be submitted to arbitration pursuant to Section 9 below, and any overpayment or underpayment determined by the arbitrator shall be paid or offset in the manner set forth above.

                                3.5           ATC, Endsley, Paschall and Gordon & Holmes shall, as of the Effective Date, enter into the Registration Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”).

                                3.6           Each of the ESI Parties expressly consents to the allocation of consideration set forth in Section 3 and its sub-parts, and agrees, jointly and severally, to indemnify, defend and hold harmless ATC and each of the ATC Released Parties (defined in Section 5.1 below) from and against any and all claims, demands, causes of action, obligations, damages, and liabilities, including reasonable attorneys fees and costs, arising out of or relating to disputes between and among the ESI Parties as to the allocation of consideration or to legal fees due and payable by the ESI Parties to Gordon & Holmes.

                4.             INVESTMENT REPRESENTATIONS

                                Endsley, Paschall and Gordon & Holmes (collectively, the “Investors”) severally represent as follows (Endsley, Paschall and Gordon & Holmes to initial each one). Gordon & Holmes is making these representations solely in its capacity as an intended transferee of 7,000 shares of Common Stock, as set forth in Section 3.2 above.

                                4.1           Each Investor confirms that it has reviewed the information described in SEC Regulation D, Rule 502(b)(2)(ii)(B) and (C), promulgated under the Securities Act, consisting of (i) ATC’s Form 10-K for the fiscal year ended September 30, 2004 (as amended), (ii) ATC’s Form 10-Q for the fiscal quarter ended December 31, 2004 (as amended), (iii) ATC’s Forms 8-K filed December 30, 2004, January 18, 2005 (as amended), January 31, 2005, February 11, 2005, March 25, 2005 and April 1, 2005, and (iv) the description of the Common Stock attached hereto as Exhibit A. The Investors acknowledge that the consideration for issuance of the Shares is the consideration set forth in this Agreement, and is deemed paid upon the Effective Date.

/s/ GOE	/s/ DJP	/s/ Gordon & Holmes
Endsley	Paschall	Gordon & Holmes

                                4.2           Each Investor, or its representatives or advisors, have had the opportunity to ask questions of and receive answers from the officers of ATC, or persons acting on their behalf, concerning ATC, and all such questions have been answered to the full satisfaction of each Investor or its representatives or advisors.

/s/ GOE	/s/ DJP	/s/ Gordon & Holmes
Endsley	Paschall	Gordon & Holmes

                                4.3           The Investors were not presented with or solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of advertising concerning an investment in ATC.

/s/ GOE	/s/ DJP	/s/ Gordon & Holmes
Endsley	Paschall	Gordon & Holmes

                                4.4           Each Investor acknowledges that neither the SEC nor any other state or federal agency has made any determination as to the merits of an investment in the Shares, and that an investment in the Shares involves a high degree of risk.

/s/ GOE	/s/ DJP	/s/ Gordon & Holmes
Endsley	Paschall	Gordon & Holmes

                                4.5           Each Investor is acquiring the Shares for investment and for its own accounts, and not with a view to any distribution thereof.

/s/ GOE	/s/ DJP	/s/ Gordon & Holmes
Endsley	Paschall	Gordon & Holmes

                                4.6           Each Investor understands that the Shares have not been registered under the Securities Act in reliance on the exemption provided in SEC Regulation D, Rule 506, promulgated under Section 4(2) of the Securities Act, for securities sold in a private offering; and that the Shares have not been registered under the “blue sky” laws of any state including California. The Shares have not been qualified nor a permit obtained for issuance of securities from the California Department of Corporations nor any other agency of the State of California and are being sold pursuant to the exemptions provided in Section 25102(f) of the California Corporations Code. Each Investor further understands that the Company’s action in doing so is based in part on the representations of the Investors made herein.

/s/ GOE	/s/ DJP	/s/ Gordon & Holmes
Endsley	Paschall	Gordon & Holmes

                                4.7           Each Investor understands that the Shares must be held indefinitely unless subsequently registered under the Act and qualified or registered under other applicable state laws or unless an exemption from such qualification or registration is available. Each Investor agrees that a notation of these restrictions shall be placed upon the Shares and in the appropriate records of ATC. (The foregoing representation shall not limit the Company’s obligations set forth in the Registration Rights Agreement.)

/s/ GOE	/s/ DJP	/s/ Gordon & Holmes
Endsley	Paschall	Gordon & Holmes

                                4.8           Each Investor understands the risks and other considerations related to an investment in the Shares. Each Investor has such knowledge and experience in financial and business matters that it (alone or with the aid of its investment advisors who are not compensated by ATC or any affiliate of ATC, directly or indirectly) is capable of evaluating the merits and risks of acquiring, and protecting its own interests in connection with, the Shares.

/s/ GOE	/s/ DJP	/s/ Gordon & Holmes
Endsley	Paschall	Gordon & Holmes

                                4.9           Each Investor (i) is able to bear the economic risk of an investment in ATC, (ii) has the ability to hold the Shares indefinitely, (iii) represents that its overall commitment to investments which are not readily marketable (such as the Shares) is not disproportionate to such Investor’s net worth, and (iv) has the financial ability to suffer a complete loss of its investment in the Shares.

/s/ GOE	/s/ DJP	/s/ Gordon & Holmes
Endsley	Paschall	Gordon & Holmes

                5.             MUTUAL GENERAL RELEASES. For good and valuable consideration, the receipt and sufficed of which are hereby acknowledged by the parties, the parties promise, agree, and release and discharge as follows:

                                5.1           Except for rights or claims created by this Agreement and the Registration Rights Agreement, the ESI Parties hereby release, remise, and forever discharge ATC, including past, present and future parents, subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, agents, servants, employees, administrators, insurers, accountants, and attorneys (the “ATC Released Parties”), from any and all claims, demands, causes of action, obligations, damages, and liabilities existing prior to the Effective Date, whether known or unknown, asserted in, arising out of, connected with or incidental to the License Agreement, the Stock Options, the Lawsuits, or any other matter whatsoever including, without limitation on the generality of the foregoing, any and all claims, demands, causes of action, obligations, damages and liabilities which the ESI Parties could have asserted against ATC or any ATC Released Party relating to the subject matter of the Lawsuits.

                                5.2           Except as to its rights under the Confidentiality Agreement dated March 18, 2005, and except for such rights or claims as may be created by this Agreement and the Registration Rights Agreement, ATC hereby releases, remises, and forever discharges the ESI Parties, including the ESI Parties’ past and present parents, subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, agents, servants, employees, administrators, insurers, accountants, and attorneys (the “ESI Released Parties”), from any and all claims, demands, causes of action, obligations, damages, and liabilities existing prior to the effective date hereof, whether known or unknown, asserted in, arising out of, connected with or incidental to the License Agreement, the Stock Options, the Lawsuits, or any other matter whatsoever including, without limitation on the generality of the foregoing, any and all claims, counterclaims, demands, causes of action, obligations, damages and liabilities which ATC could have asserted against the ESI Parties or the ESI Released Parties relating to the subject matter of the Lawsuits.

                                5.3           ATC and the ESI Parties specifically waive the benefit of the provisions of Section 1542 of the Civil Code of the State of California and any similar laws of other jurisdictions, to the extent applicable. Section 1542 reads as follows:

                A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

                                5.4           The provisions, waivers and releases set forth in this Section 5 are binding upon each of ATC and the ESI Parties and their respective agents, employees, attorneys, representatives, officers, directors, general partners, limited partners, joint venturers, affiliates, assigns, heirs, successors in interest and shareholders.

                                5.5           The provisions, waivers and releases of this Section 5 shall inure to the benefit of each of ATC’s and the ESI Parties’ agents, attorneys, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

                                5.6           The provisions of this Section 5 shall survive the termination of this Agreement, and full performance of all the terms of this Agreement.

                                5.7           In entering into this Agreement and the waivers provided for in this Section 5, each of ATC and the ESI Parties assumes the risk of any misrepresentation, concealment or mistake. If either ATC or the ESI Parties should subsequently discover that any fact relied upon by it in entering into this Agreement was untrue, or that any fact was concealed from it or that its understanding of the facts or of the law was incorrect, ATC or the ESI Parties shall not be entitled to any relief in connection therewith, including any alleged right or claim to set aside or rescind this Agreement. This Agreement is intended to be and is final and binding upon the parties hereto, regardless of any claims of misrepresentation, promise made without the intention of performing, concealment of fact, mistake of fact or law, or any other circumstances whatsoever.

                                5.8           Without limiting the generality of any provision of this Section 5, each of ATC and the ESI Parties agree and acknowledge that the License Agreement was terminated on May 23, 2003, and the Stock Options ceased to be exercisable on October 5, 2002, and no party thereto had any rights or obligations under such agreements, following such respective dates.

                                5.9           Except as required in a subpoena issued to an ESI Party by a court of competent jurisdiction or an order or judgment binding on an ESI Party, each of the ESI Parties agrees not to participate in or assist in any manner any person or entity in any claim or cause of action such person or entity might threaten or bring against ATC which in any way derives from any rights the ESI Parties formerly enjoyed under the License Agreement, including without limitation any claims or causes of action by licensees, sublicensees, assignees, finders or brokers of the ESI Parties, or other persons with contracting relationships with the ESI Parties.

                6.             REPRESENTATIONS AND WARRANTIES. Each of the parties to this Agreement represents, warrants, and agrees as to itself as follows:

                                6.1           Each of ATC and the ESI Parties have received independent legal advice from legal counsel with respect to the advisability of making the settlement provided for herein, with respect to the advisability of executing this Agreement, and with respect to the releases, waivers, and all other matters contained herein.

                                6.2           Each of ATC and the ESI Parties or responsible officer thereof has read this Agreement and understands the contents hereof. Each of the officers executing this Agreement on behalf of their respective corporations or partnerships is empowered to do so and thereby binds his or her respective corporation or partnership.

                                6.3           Each of ATC and the ESI Parties have not heretofore assigned, transferred, or granted, or purported to assign, transfer, or grant, any of the claims, demands, causes of action, obligations, damages, and liabilities disposed of by this Agreement.

                                6.4           Each of ATC and the ESI Parties will execute all such further and additional documents as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Agreement.

                7.            DISMISSAL. ATC and the ESI Parties shall dismiss their respective claims in the Lawsuits with prejudice. A jointly executed stipulation for dismissal shall be filed in the form attached hereto as Exhibit D. ATC and the ESI Parties agree that such dismissal shall be signed by counsel of record for all parties concurrently with the execution of this Agreement, but shall be held in trust by Gordon & Holmes until such time as the deliverables provided for in Sections 3.1, 3.2 and 3.3 are deemed received by Gordon & Holmes in accordance with such Sections. Within five court days thereafter, Gordon & Holmes shall cause the fully executed dismissal with prejudice to be filed with the court in the Lawsuits, and after receiving conformed copies of same, shall provide all counsel for all parties hereto with copies thereof.

                8.             CONFIDENTIALITY. ATC and the ESI Parties shall maintain as confidential all terms of this Agreement, and shall not disclose any such information to any third party, except as is necessary to obtain court approval of the dismissal of the Lawsuits, as is required by lawful court order or where disclosure to a third party is necessary because their duties justify a need to know such information and then only after such third parties have agreed to be bound by a confidentiality and/or a non-disclosure agreement and clearly understand their obligations to protect the confidentiality of this Agreement. Notwithstanding the foregoing, ATC shall be permitted to disclose the entry into this Agreement and such material terms thereof, to the extent required by the Securities Act, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated under both such acts, and the rules of the Nasdaq Stock Market, in each case as determined in good faith by ATC, its principal executive and financial officers who are required to certify the accuracy and completeness of reports filed with the Securities and Exchange Commission, ATC’s attorneys or ATC’s independent registered public accounting firm. Such disclosure may include the filing of this Agreement as an exhibit to filings made with the Securities and Exchange Commission. ATC intends to file within four (4) business days after the Effective Date a Form 8-K and/or a press release announcing this settlement. ATC agrees to provide to the ESI Parties an advance copy of such Form 8-K or press release, no less than twenty-four (24) hours prior to its issuance and/or filing.

                9.             STREAMLINED ARBITRATION.

                                9.1           Each and every dispute, claim or controversy arising out of or relating to this Agreement, including without limitation the payment of Commissions, or the breach, termination, enforcement, interpretation or validity of this Agreement, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in San Diego County, California, before one (1) arbitrator. The arbitration shall be administered by JAMS, in accordance with the following procedures: (i) a party desiring arbitration shall give written notice to the other part(ies) and to JAMS; (ii) the parties shall agree on an arbitrator from the JAMS San Diego, California panel within five (5) business days after such notice, and if they cannot agree within that time, an arbitrator shall be selected by JAMS; (iii) there shall be no discovery permitted and no experts designated (provided that a representative from the independent accounting firm which performed an audit pursuant to Section 3.4.2 may testify in person); and (iv) subject to the foregoing limitations, the arbitrator, once appointed, shall use all reasonable effort to conduct the arbitration and render an award on the matters subject to arbitration as quickly as is reasonably possible, and in that regard, to the extent the arbitrator considers such a procedure fair and adequate, (x) each Party shall provide a written report of its position to the arbitrator(s) and to the other part(ies) within five (5) business days after the arbitrator’s initial consultation with the parties or their counsel, (y) the arbitrator will select a date for a hearing, which, if reasonably possible, shall be within fifteen (15) days after submission of the reports, and (z) the arbitrator shall render his or her award quickly and need not provide findings or support for the award. The arbitrator shall have no authority to award any amounts for incidental, special, consequential or punitive damages, or amounts attributable to lost profits or lost savings. To the extent not in conflict with the above procedures, the dispute shall be administered in accordance with the JAMS Streamlined Arbitration Rules & Procedures as revised February 19, 2005. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction, but shall preclude the parties from seeking in any court any damages not available in arbitration.

                                9.2           The fees and expenses of the arbitration shall be divided equally by the ESI Parties on the one hand and ATC on the other hand. Except as set forth above, each party shall bear its own expenses in the arbitration and for any provisional remedies in aid of arbitration, and the arbitrator shall not in its award or otherwise, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party, to any party other than the party originally bearing such costs.

                10.          SETTLEMENT. This Agreement affects the settlement of claims which are denied and contested, and nothing contained herein shall be construed as an admission by any party hereto of any liability of any kind to any other party. Each of the parties hereto denies any liability in connection with any and all claims.

                11.          MISCELLANEOUS.

                               11.1        Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereto shall be construed and enforced in accordance with, and governed by, the laws of the State of California, without regard to its choice of law provisions, and any applicable laws of the United States.

                               11.2        Successors and Assigns. This Agreement (other than the provisions of Section 3.4, which are subject to Section 3.4.6 in lieu of this Section 11.2) is binding upon and shall inure to the benefit of the parties hereto, and their respective agents, employees, representatives, officers, directors, divisions, parents, subsidiaries, affiliates, assigns, heirs, successors in interest, predecessors in interest, partners and shareholders.

                               11.3        Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, upon transmission by facsimile at the facsimile number indicated for such party on the signature page hereof, with confirmation of receipt, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof. Any party may change its address or facsimile number by ten (10) days’ advance written notice to the other parties given in accordance herewith.

                               11.4        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                               11.5        Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[Signature Pages Follow]

                                IN WITNESS WHEREOF, the parties have executed this Agreement as of the last date set forth below.

THE COMPANY:	THE ESI PARTIES:

American Technology Corporation, a Delaware corporation	eSoundIdeas, Inc, a California Corporation

By:/s/ Bruce A. Gray	By: /s/ Greg O. Endlsey
Name: Bruce A. Gray	Name: Greg O. Endsley
Title: Vice President, Government Group	Title: President
Address: 13114 Evening Creek Dr. So.	Address: 25022 Footpath Ln.
San Diego, CA 92128	Laguna Niguel, CA 92677

Date: April 26, 2005

By: /s/ Douglas J. Paschell
Name: Douglas J. Paschell
Title: Secretary
Address: 5 Las Posadas
Rancho Santa Margarita, CA 92688

Date: April 27 , 2005

SoundIdeas, a California General Partnership

By: /s/ Greg O. Endlsey
Name: Greg O. Endsley
Title: President
Address: 25022 Footpath Ln.
Laguna Niguel, CA 92677

By: /s/ Douglas J. Paschell.
Name: Douglas J. Paschell
Title: Co-Founder
Address: 5 Las Posadas
Rancho Santa Margarita, CA 92688

Date: April 27, 2005

Greg O. Endsley, an Individual

/s/ Greg O. Endlsey
Greg O. Endsley
Address: 25022 Footpath Ln.
Laguna Niguel, CA 92677

Date: April 26, 2005

Douglas J. Paschall, an Individual

/s/ Douglas J. Paschell
Douglas J. Paschall
Address: 5 Las Posadas
Rancho Santa Margarita, CA 92688
Date: April 27, 2005

APPROVED AS TO FORM:

GORDON & HOLMES LLP (and agreed as to Sections 3.2, 3.5, 4 and its sub-parts, and 7)			SHEPPARD MULLIN RICHTER & HAMPTON LLP

		By:	/s/ John D. Tishler
John D. Tishler
By:	/s/ Frederic C. Gordon		Counsel for American Technology
	Counsel for eSoundIdeas, Inc,		Corporation
	SoundIdeas, Greg O. Endsley and		12544 High Bluff Drive, Suite 300
	Douglas J. Paschall		San Diego, CA 92130-3051
	223 W. Date Street		Date: April 26, 2005
San Diego, California 92101-3571
Date: April 26 , 2005

PROCOPIO, CORY, HARGREAVES & SAVITCH LLP

By:	/s/ Paul A. Tyrell
Paul A. Tyrell
Counsel for American Technology Corporation
530 B Street, 21st Floor
San Diego, CA 92101
Date: April 26, 2005

EXHIBIT A

DESCRIPTION OF COMMON STOCK

The following summary of ATC’s common stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of ATC’s Certificate of Incorporation as amended, and its Restated Bylaws, copies of which have been filed with the SEC and are available upon request from ATC.

The authorized common stock consists of 50,000,000 shares of common stock, par value $0.00001 per share. As of April 15, 2005, 21,317,239 shares of common stock were issued and outstanding. All outstanding shares of common stock are fully paid and non-assessable.

Holders of the common stock are entitled to receive such dividends as may be declared from time to time by ATC’s board of directors out of funds legally available therefor, after payment of dividends required to be paid on outstanding preferred stock, if any.

Holders of the common stock are entitled to one vote per share on all matters to be voted upon by ATC’s stockholders, including the election of directors. The Certificate of Incorporation does not provide for cumulative voting in the election of directors; however, under some circumstances, cumulative voting may be required under provisions of the California Corporations Code. The issuance of any shares of preferred stock in the future may result in dilution of voting power.

In the event of the liquidation, dissolution or winding up of ATC, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding.

The common stock has no preemptive, conversion or redemption rights.

The transfer agent and registrar for ATC’s common stock is Interwest Transfer Company, Salt Lake City, Utah.

EXHIBIT B

PRODUCT CATEGORIES

The “Product Categories” include the following:

1.             HSS Products specifically targeted for use in North America in the Point of Sale/Purchase, Kiosk, and Display markets, which markets are defined to be those applications where the HSS Products are intended to be installed or used in North America at a point of sale or purchase or at a kiosk or display located in a retail sales establishment or environment, with the carried audio content directed to advertising, informing and/or promoting the sale of goods and services at the location of the installation, including without limitation in-store networks operated by, or in-store networks substantially similar to those operated by, Premiere Retail Networks (PRN). Some examples of retail sales establishments and environments include without limitation:

•	Shopping Malls

•	Stand Alone Retail Stores

•	Power Retail Centers

•	Convenience Stores

•	Grocery Stores

•	Theme Parks

•	Fast Food & Restaurants, including Drive-Thrus

•	Gas Stations

2.             HSS Products specifically targeted for use in North America in the Event, Trade Show and Exhibit markets, which markets are defined to be those applications where the HSS products are intended to be installed or used in North America in museums or at commercial, promotional or networking events.

Notwithstanding anything to the contrary contained in paragraph 1 or 2 above, the Product Categories shall not include those applications where HSS Products are to be installed or used primarily for informational, utilitarian, educational, artistic or entertainment purposes, such as public address or general announcing systems (e.g., paging systems or informational announcements such as store closings or registers opening), background or foreground music (e.g., Muzak, dance floors, concert halls), television programming primarily for the entertainment of viewers (regardless of whether the regular programming includes commercials), two-way communication systems other than those to facilitate a point of purchase sale (e.g., intercom systems for communication among employees), or long range hailing and warning, in all cases regardless of location of installation or identity of the customer. The foregoing list of applications not included in the Product Categories is intended to clarify the scope of the Product Categories, and is not intended to be and shall not be construed as an exhaustive list of applications that are not within the Product Categories. Applications which are not within the Product Categories are not subject to Commissions.

EXHIBIT B